Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 30, 2026, Sysco Corporation, a Delaware corporation (“Sysco”), entered into an Agreement and Plan of Merger (the “merger agreement”) with JRD Unico, Inc., a Delaware corporation (“JRD”), Warehouse Realty, LLC, a Delaware limited liability company (“Warehouse Realty”, together with JRD, known as “Jetro Restaurant Depot”), Sysco Holdings Corporation, a Delaware corporation and a wholly owned subsidiary of Sysco (“Sysco Holdings”), Slider Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of Sysco Holdings (“Merger Sub 1”), Slider Merger Sub 2, Inc., a Delaware corporation and a wholly owned subsidiary of Sysco Holdings (“Merger Sub 2”), Slider Merger Sub 3, LLC, a Delaware limited liability company and a wholly owned subsidiary of Sysco Holdings (“Merger Sub 3”), and a holder representative (“Holder Representative”) pursuant to which (a) Merger Sub 1 will merge with and into Sysco, with Sysco continuing as the surviving corporation and a wholly-owned subsidiary of Sysco Holdings (the “Sysco Merger”), (b) immediately following the Sysco Merger, Merger Sub 2 will merge with and into JRD, with JRD continuing as the surviving corporation and a wholly-owned subsidiary of Sysco Holdings (the “JRD Merger”), and (c) immediately following the JRD Merger, Merger Sub 3 will merge with and into Warehouse Realty, with Warehouse Realty continuing as the surviving entity and a wholly-owned subsidiary of Sysco Holdings (the “Warehouse Realty Merger”, and collectively with the JRD Merger and the Sysco Merger, the “mergers”). As a result of the transactions contemplated by the merger agreement (the “Transactions”), including the mergers contemplated thereby, the aggregate purchase price payable by Sysco will consist of $21.6 billion in cash (“JRD cash consideration”), subject to customary adjustments, and 91.5 million shares of Sysco Holdings common stock (the “JRD stock consideration”, and together with JRD cash consideration, the “JRD merger consideration”). The Transactions have not yet been consummated.

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheet of Sysco and the combined balance sheet of Jetro Restaurant Depot, giving effect to the mergers described in Note 1 – Description of Transaction and Basis of Presentation and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below as if they had been consummated on June 27, 2026. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended June 27, 2026, combines the historical consolidated statement of operations of Sysco and the combined statement of operations of Jetro Restaurant Depot, giving effect to the mergers as if they had been consummated on June 28, 2025, the beginning of the earliest period presented. Sysco and Jetro Restaurant Depot have different fiscal year ends, with the most recent annual period of Sysco ended on June 27, 2026, and the most recent annual period of Jetro Restaurant Depot ended on December 27, 2025. As such, amounts related to the historical operations of Jetro Restaurant Depot have been adjusted to align the period over which those operations occurred with the period presented by adding the necessary interim results to match Sysco’s fiscal reporting period. In addition, certain line items of Jetro Restaurant Depot’s condensed combined balance sheet and statement of operations were combined or reclassified in order to make the information comparable.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with Sysco considered as the accounting acquirer and Jetro Restaurant Depot as the accounting acquiree. Accordingly, consideration to be given by Sysco to complete the mergers with Jetro Restaurant Depot will be allocated to assets and liabilities of Jetro Restaurant Depot based on their estimated fair values as of the completion date of the mergers. As of the date of this Current Report on Form 8-K, Sysco has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Jetro Restaurant Depot’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all of the adjustments necessary to conform Jetro Restaurant Depot’s accounting policies to Sysco’s accounting policies. A final determination of the fair value of Jetro Restaurant Depot assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Jetro Restaurant Depot that exist as of the date of completion of the mergers and, therefore, cannot be made prior to the completion of the Transactions.

The value of the JRD stock consideration to be given by Sysco to complete the mergers will be determined in part based on the trading price of Sysco’s common stock at the time of the completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented below. Sysco estimated the fair value of Jetro Restaurant Depot’s assets and liabilities based on discussions with Jetro Restaurant Depot management, preliminary valuation studies, and due diligence.

Upon completion of the mergers, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the condensed combined balance sheet and/or statement of operations. There can be no assurance that such finalization will not result in material changes. An estimated statutory tax rate was used in preparation of these pro forma financial statements. The actual effective tax rate after the mergers may differ from this estimate.

These Unaudited Pro Forma Condensed Combined Financial Statements and accompanying notes have been developed from, and should be read in conjunction with:

•	The historical audited consolidated financial statements of Sysco contained in its Annual Report on Form 10-K for the fiscal year ended June 27, 2026.

•	The historical audited combined financial statements of Jetro Restaurant Depot for the fiscal year ended December 27, 2025, included in this Current Report on Form 8-K.

•	The historical unaudited interim combined financial statements of Jetro Restaurant Depot for the 26-week periods ended June 27, 2026 and June 28, 2025, included in this Current Report on Form 8-K.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Sysco would have been if the mergers had occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” using the assumptions set forth in the notes to the Unaudited Pro Forma Condensed Combined Financial Information. Sysco expects to incur significant costs associated with integrating the operations of Sysco and Jetro Restaurant Depot.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 27, 2026

(in millions)

	Sysco (Historical)	Jetro Restaurant Depot (Historical)	Accounting Policy and Reclassification Adjustments		Transaction Accounting Adjustments		Other Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$1,786	$283	$-		$(15,979)	5(a)	$16,023	7(a)	$2,113
Restricted cash	-	42	-		-		-		42
Accounts receivable, less allowance	5,865	11	-		-		-		5,876
Inventories	5,338	599	411	3(a)	-		-		6,348
Prepaid expenses and other current assets	427	55	-		-		(58)	7(b)	424
Income tax receivable	21	-	(15)	3(b)	-		-		6
Total current assets	13,437	990	396		(15,979)		15,965		14,809
Plant and equipment at cost, less accumulated depreciation	5,974	1,664	-		1,288	5(b)	-		8,926
Other long-term assets
Goodwill	5,225	317	-		18,411	5(c)	-		23,953
Intangibles, less amortization	952	-	-		10,000	5(d)	-		10,952
Deferred income taxes	506	99	(99)	3(c)	-		-		506
Operating lease right-of-use assets, net	1,389	261	-		-		-		1,650
Other assets	914	53	-		(35)	5(e)	-		932
Total other long-term assets	8,986	730	(99)		28,376		-		37,993
Total assets	$28,397	$3,384	$297		$13,685		$15,965		$61,728

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,640	$963	$-		$-		$-		$7,603
Accrued expenses	2,456	304	-		49	5(f)	(33)	7(c)	2,776
Accrued income taxes	60	-	13	3(b)(d)	-		-		73
Current operating lease liabilities	166	34	-		-		-		200
Current maturities of long-term debt	1,201	185	-		-		1,940	7(d)	3,326
Total current liabilities	10,523	1,486	13		49		1,907		13,978
Long-term liabilities
Long-term debt	12,315	4,454	-		-		14,304	7(e)	31,073
Long-term debt - related parties	-	1,140	-		-		(1,140)	7(f)	-
Deferred income taxes	456	-	(14)	3(c)(e)	2,766	5(g)	-		3,208
Long-term operating lease liabilities	1,285	246	-		-		-		1,531
Other long-term liabilities	1,152	109	-		(92)	5(h)	-		1,169
Total long-term liabilities	15,208	5,949	(14)		2,674		13,164		36,981
Shareholders’ equity
Common stock	765	-	-		92	5(i)	12	7(g)	869
Paid-in capital	2,114	-	-		7,422	5(i)	988	7(g)	10,524
Retained earnings (deficit)	13,748	(1,437)	298	3(f)	834	5(i)	(106)	7(h)	13,337
Accumulated other comprehensive loss	(1,014)	-	-		-	5(i)	-		(1,014)
Treasury stock at cost	(12,947)	(2,614)	-		2,614	5(i)	-		(12,947)
Total shareholders’ equity (deficit)	2,666	(4,051)	298		10,962		894		10,769
Total liabilities and shareholders’ equity	$28,397	$3,384	$297		$13,685		$15,965		$61,728

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended June 27, 2026

(in millions except for share and per share data)

	Sysco (Historical)	Jetro Restaurant Depot (Historical Aligned) (Note 2)	Accounting Policy and Reclassification Adjustments		Transaction Accounting Adjustments		Other Transaction Accounting Adjustments		Pro Forma Combined
Sales	$84,553	$16,008	$-		$-		$-		$100,561
Cost of sales	68,914	13,005	(109)	3(g)	-		-		81,810
Gross profit	15,639	3,003	109		-		-		18,751
Selling, general and administrative expenses	-	930	(930)	3(h)	-		-		-
Operating expenses	12,544	-	996	3(g)(h)	1,009	6(a)(b)	45	7(i)	14,594
Operating income	3,095	2,073	43		(1,009)		(45)		4,157
Interest expense	717	157	-		-		1,134	7(j)	2,008
Interest expense - related parties	-	73	-		-		(73)	7(k)	-
Interest income	-	(15)	15	3(i)	-		-		-
Loss on interest rate swaps, net	-	6	-		(6)	6(c)	-		-
Amortization of deferred financing costs	-	1	-		-		(1)	7(l)	-
Other expense (income), net	102	(12)	(15)	3(i)	-		-		75
Earnings before income taxes	2,276	1,863	43		(1,003)		(1,105)		2,074
Income taxes	519	525	12	3(j)	(329)	6(d)	(304)	7(m)	423

Net earnings	$1,757	$1,338	$31		$(674)		$(801)		$1,651

Earnings per share:
Basic earnings per share	$3.67								$2.83
Diluted earnings per share	3.66								2.83

Average shares outstanding	479,117,877				91,500,000	6(e)	12,178,785	7(n)	582,796,662
Diluted shares outstanding	480,612,203				91,500,000	6(e)	12,178,785	7(n)	584,290,988

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

Acquisition of Jetro Restaurant Depot

On March 30, 2026, Sysco, Sysco Holdings, Merger Sub 1, Merger Sub 2, Merger Sub 3, JRD, Warehouse Realty and Holder Representative entered into the merger agreement. The merger agreement contains the terms and conditions of the proposed acquisition of Jetro Restaurant Depot by Sysco Holdings. Under the merger agreement, subject to satisfaction (or, to the extent permitted by law and in accordance with the merger agreement, waiver) of the conditions to the mergers, (a) Merger Sub 1 will merge with and into Sysco, with Sysco continuing as the surviving corporation and a wholly-owned subsidiary of Sysco Holdings, (b) immediately thereafter, Merger Sub 2 will merge with and into JRD, with JRD continuing as the surviving corporation and a wholly-owned subsidiary of Sysco Holdings, and (c) immediately thereafter, Merger Sub 3 will merge with and into Warehouse Realty, with Warehouse Realty continuing as the surviving entity and a wholly-owned subsidiary of Sysco Holdings. As a result of the Transactions, Sysco, JRD, and Warehouse Realty will become wholly-owned subsidiaries of Sysco Holdings, which will be renamed “Sysco Holdings Corporation” immediately following completion of the mergers (the “Closing”, and the date of the Closing, the “closing date”). Upon completion of the Transactions, former holders of Sysco common stock and former equity holders of Jetro Restaurant Depot will own shares of Sysco Holdings common stock, which is expected to be listed for trading on the NYSE.

In connection with the JRD Merger and the Warehouse Realty Merger, the equity holders of Jetro Restaurant Depot will receive aggregate JRD merger consideration consisting of $21.6 billion in cash, subject to customary adjustments, and 91.5 million shares of Sysco Holdings common stock. After giving effect to the mergers, the equity holders of Jetro Restaurant Depot are expected to hold approximately 16% of the outstanding Sysco Holdings common stock in the aggregate. Pursuant to the stockholders’ agreement (“Stockholders' Agreement”), dated as of March 30, 2026, (i) the Majority JRD Holder will be subject to transfer restrictions pursuant to which its shares of Sysco Holdings common stock are generally restricted for an initial period of 18 months following the Closing, with 50% of such shares released after 18 months and the remaining 50% released after 24 months, and (ii) certain funds affiliated with Leonard Green & Partners, L.P., Platinum Falcon B 2018 RSC Limited, and certain other parties thereto, in each case, that will receive shares of Sysco Holdings common stock in the applicable mergers, will be subject to a 6-month lock-up, in each case subject to certain limited exceptions.

For purposes of these pro forma financial statements, it is assumed that the cash portion of the purchase price of $21.6 billion (subject to customary adjustments), together with any refinancing, repayment or redemption of certain outstanding indebtedness of Jetro Restaurant Depot and the payment of related fees and expenses, will be funded through a combination of approximately $21 billion of new debt and hybrid debt financing and approximately $1 billion of equity financing.

In connection with entry into the merger agreement, Sysco entered into a commitment letter, dated as of March 30, 2026, with Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, The Toronto-Dominion Bank, New York Branch and TD Securities (USA) LLC, pursuant to which the banks have committed to provide, subject to the terms and conditions of the commitment letter, a $22 billion 364-day senior unsecured bridge term loan facility. On April 13, 2026, Sysco and the banks entered into a joinder agreement to the commitment letter with thirteen additional banks, which reallocated bridge facility commitments among the banks and the additional banks. On April 16, 2026, Sysco entered into a $3.0 billion term loan credit agreement (the “term loan credit agreement”) with the subsidiary guarantors party thereto, the lenders named therein, Bank of America, N.A., as administrative agent, Goldman Sachs Bank USA and TD Securities (USA) LLC, as syndication agents, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as documentation agents, and Goldman Sachs Bank USA, TD Securities (USA) LLC, BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers. Concurrently with entry into the term loan credit agreement, the bridge facility commitments under the commitment letter were reduced to $19 billion.

On April 16, 2026, Sysco replaced its existing $3 billion revolving loan credit agreement with a new $3 billion revolving loan credit agreement (the “revolving credit agreement”) with the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, the lenders and issuing banks named therein, Bank of America, N.A., as administrative agent, Goldman Sachs Bank USA, TD Securities (USA) LLC, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, as syndication agents, BNP Paribas, PNC Bank, National Association, Truist Bank and U.S. Bank National Association, as documentation agents, and Goldman Sachs Bank USA, TD Securities (USA) LLC, BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers. The revolving credit agreement will be available for general corporate purposes. From and after the consummation of the mergers, commitments will increase to $4 billion under the revolving credit agreement.

On September 4, 2026, Sysco entered into a first amendment (the “First Amendment”) to the revolving credit agreement to establish a $750 million senior unsecured delayed draw term loan facility (the “CoBank Term Loan”), with CoBank, ACB, the lenders party to the revolving credit agreement as of the date of such First Amendment and Bank of America, N.A., as administrative agent. The CoBank Term Loan consists of (a) a $375 million six-year delayed draw term loan tranche and (b) a $375 million eight-year delayed draw term loan tranche, in each case available for drawing in multiple advances during the one-year period following the effective date of the First Amendment. Loans under the CoBank Term Loan will be used for general corporate purposes, including to pay, in part, the cash consideration for the Transactions and all other fees, costs and expenses related thereto. Concurrently with entry into the CoBank Term Loan, the bridge facility commitments under the commitment letter were further reduced to $18.25 billion.

Ultimately, the debt financing could take any of several forms or any combination of them, including but not limited to the following: (1) Sysco or Sysco Holdings may borrow under the bridge facility; (2) Sysco may issue common stock, (3) Sysco or Sysco Holdings may issue senior and subordinated notes in the public and/or private capital markets; (4) Sysco or Sysco Holdings may borrow up to $3.0 billion under the term loan credit agreement; and (5) Sysco or Sysco Holdings may borrow under the revolving credit agreement and $750 million under the CoBank term loan. For purposes of these pro forma financial statements debt financing sources include new senior notes (the Senior Notes), new junior subordinated notes (the Junior Subordinated Notes), a term loan facility (the Term Loan Facility) and a revolving credit facility (the Credit Facility). The assumed financing mix reflects a reasonable illustrative structure as of the date presented, and actual financing outcomes may differ based on market conditions, final terms and financing elections at the Closing.

For the equity financing, Sysco expects to raise approximately $1 billion in new equity. Sysco intends to use the proceeds of any equity offering to finance a portion of the JRD cash consideration payable in connection with the JRD Merger and to pay related fees and expenses. The equity offering will not be conditioned on the consummation of the acquisition, which remains subject to customary closing conditions. Pending completion of the acquisition, the Company expects to hold the proceeds from any equity offering in cash, cash equivalents or short-term investments. If the acquisition is not completed, the Company expects to use the proceeds for general corporate purposes, which may include debt repayment, other acquisitions, capital expenditures or share repurchases.

The JRD stock consideration will be valued using the volume weighted average, rounded to the nearest one tenth of a cent, of the last reported sale price of Sysco common stock on the New York Stock Exchange on the last trading day immediately preceding the closing date. As such, the value of Sysco’s common stock will fluctuate, and the components of the Transactions and total purchase price noted above will not be finalized until the mergers are consummated.

In connection with the Transactions, Sysco and Mr. Richard Kirschner entered into an offer letter providing for his continued employment as CEO of Jetro Restaurant Depot following the Closing. The offer letter contemplates, among other things, the grant of a retention award in the form of 50% time-based and 50% performance-based equity awards upon Closing. In addition, Sysco and Jetro Restaurant Depot are discussing potential go-forward compensation arrangements and retention awards for certain Jetro Restaurant Depot’s directors and employees. These arrangements, if finalized, are expected to be accounted for as compensation expense with certain amounts payable at or immediately prior to Closing, subject to continued service and other vesting conditions. It is anticipated that approximately $250 million of retention bonuses will be funded, mostly by Jetro Restaurant Depot in cash, with the remaining portion funded by Sysco through a combination of both cash and equity-based awards. As of the date hereof and except as set forth above, no such arrangements have been agreed to between Sysco and Jetro Restaurant Depot.

Certain employees and other service providers of Jetro Restaurant Depot, including Messrs. Kirschner and Fleishman, hold earnings appreciation units or stock appreciation rights (together, “EAUs”) granted pursuant to certain EAU agreements, and the merger agreement provides that Jetro Restaurant Depot may make payments in respect of the EAUs and settle and terminate the EAU agreements prior to or at the Closing. For purposes of these pro forma financial statements, it is assumed that these units will be terminated and paid in full as part of purchase consideration.

The Majority JRD Holder will be entitled to designate two directors to Sysco Holdings’ board of directors upon Closing. Sysco Holdings, Sysco and Jetro Restaurant Depot expect to complete the Transactions by the third quarter of Sysco’s fiscal year 2027 (which is the first calendar quarter of 2027). Under certain conditions, including lack of regulatory clearances or because the mergers are not consummated by the termination date, Sysco will pay $1.164 billion to the owners of Jetro Restaurant Depot if the mergers are cancelled.

Basis of Presentation

The accompanying Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X, as amended by Release No. 33-10786, using the assumptions set forth in these notes to the Unaudited Pro Forma Condensed Combined Financial Information. The Unaudited Pro Forma Condensed Combined Financial Statements are derived from the respective historical consolidated financial statements of Sysco and the combined financial statements of Jetro Restaurant Depot for the period presented.

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheet of Sysco and the combined balance sheet of Jetro Restaurant Depot, giving effect to the mergers as if they had been consummated on June 27, 2026. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended June 27, 2026, combines the historical consolidated statement of operations of Sysco and the combined statement of operations of Jetro Restaurant Depot, giving effect to the mergers as if they had been consummated on June 28, 2025, the beginning of the earliest period presented. Sysco and Jetro Restaurant Depot have different fiscal year ends, with the most recent annual period of Sysco ended on June 27, 2026, and the most recent annual period of Jetro Restaurant Depot ended on December 27, 2025. As such, amounts related to the historical operations of Jetro Restaurant Depot have been adjusted to align the period over which those operations occurred with the period presented by adding the necessary interim results to match Sysco’s fiscal reporting periods.

The Unaudited Pro Forma Condensed Combined Financial Information and explanatory notes have been prepared to illustrate the effects of the mergers in accordance with ASC 805, Business Combinations, whereby Sysco is expected to be considered the accounting acquirer for purposes of the pro forma financial information. The consideration transferred will be allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values, and any excess of consideration transferred over the estimated fair value of Jetro Restaurant Depot’s net assets will be allocated to goodwill. The pro forma allocation of consideration transferred reflected in the Unaudited Pro Forma Condensed Combined Financial Information is preliminary, is based on management’s current estimates and assumptions, and is subject to adjustment and may vary materially from the actual allocation that will be recorded as of the closing date.

The Unaudited Pro Forma Condensed Combined Financial Information is provided for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that actually would have been realized had the Transactions been completed on the dates assumed, nor is it necessarily indicative of the future financial position or results of operations of the combined company. The Unaudited Pro Forma Condensed Combined Financial Information does not reflect any potential cost savings, operating efficiencies or synergies that may result from the mergers.

2.	FISCAL YEAR END ALIGNMENT

Fiscal year end alignment has been made to conform Jetro Restaurant Depot’s historical financial statement presentation to Sysco’s financial statement presentation in the Unaudited Pro Forma Condensed Combined Statement of Operations.

Fiscal Year End Alignment

The historical statement of operations of Jetro Restaurant Depot for the year ended June 27, 2026, has been derived as follows:

(in millions)	Year Ended December 27, 2025 (Historical)	Less: 26-Week Period Ended June 28, 2025 (Historical)	Plus: 26-Week Period Ended June 27, 2026 (Historical)	Year Ended June 27, 2026 (Historical Aligned) (1)
Sales	$15,812	$7,865	$8,061	$16,008
Cost of sales	12,874	6,411	6,542	13,005
Gross profit	2,938	1,454	1,519	3,003
Selling, general and administrative expenses	997	509	442	930
Operating income	1,941	945	1,077	2,073
Interest expense	186	115	86	157
Interest expense – related parties	85	44	32	73
Interest income	(14)	(6)	(7)	(15)
Loss on interest rate swaps, net	27	20	(1)	6
Amortization of deferred financing costs	2	1	-	1
Other expense (income), net	(12)	(6)	(6)	(12)
Earnings before income taxes	1,667	777	973	1,863
Income tax expense (benefit)	470	209	264	525
Net earnings	$1,197	$568	$709	$1,338

(1)	The historical aligned statement of operations of Jetro Restaurant Depot for the year ended June 27, 2026, was derived from: (i) Jetro Restaurant Depot’s combined statement of operations for the year ended December 27, 2025; less (ii) Jetro Restaurant Depot’s combined statements of operations for the 26-week period ended June 28, 2025; plus (iii) Jetro Restaurant Depot’s combined statements of operations for the 26-week period ended June 27, 2026.

3.	SIGNIFICANT ACCOUNTING POLICIES AND RECLASSIFICATION ADJUSTMENTS

Balance Sheet Adjustments

(a)	Adjustment reflects an increase to “Inventories” to eliminate the related net last-in, first-out (“LIFO”) reserves to conform to Sysco’s accounting policy using the first-in, first-out (“FIFO”) method of $411 million. The adjustment to equity of $298 million reflects the offsetting adjustments to deferred income taxes and accrued income taxes.

(b)	Adjustment reflects a $15 million reclassification of Sysco accrued income tax balances from “Income tax receivable” to “Accrued income taxes”, to net income tax balances within the same federal and state tax jurisdictions due to the addition of taxes payable related to the elimination of the LIFO reserve (see note 3(d)).

(c)	Adjustment reflects the reclassification of Jetro Restaurant Depot’s deferred income tax asset balances of $99 million to “Deferred income taxes” within liabilities to conform to the appropriate net presentation within deferred income tax liabilities.

(d)	Adjustment reflects a $28 million increase in “Accrued income taxes” driven by the required taxes payable related to the elimination of the LIFO reserve (see note 3(a)).

(e)	Adjustment reflects the decrease in deferred income tax liabilities due to the reclassification of Jetro Restaurant Depot deferred income tax assets, offset by an increase of $85 million related to deferred income tax liabilities that were created from the elimination of the LIFO reserve (see note 3(a) and (c)).

(f)	Adjustment reflects a $298 million increase to retained earnings driven by the elimination of LIFO reserve, net of current and deferred tax adjustments (see note 3(a), 3(c), and 3(e)).

Income Statement Adjustments

(g)	Adjustment reflects the following:

(in millions)	Year Ended June 27, 2026
Elimination of LIFO reserves (see note 3(a))	$(43)
Reclass of Jetro Restaurant Depot’s depreciation expense from “Cost of sales” to “Operating expense”	(66)
Net adjustment to Cost of sales	$(109)

(h)	Adjustment reflects a reclassification of “Selling, general and administrative expenses” to “Operating expenses” to conform with Sysco’s financial statement presentation.

(i)	Adjustment reflects a reclassification of “Interest income” to “Other expense (income), net” to conform with Sysco’s financial statement presentation.

(j)	Adjustments reflect accounting for the income tax effects of the accounting policy and reclassification accounting adjustments at the combined statutory tax rate of 27.5%.

4.	ESTIMATED PURCHASE PRICE ALLOCATION

Estimated Merger Consideration

The total estimated purchase price is calculated as follows:

(in millions)	June 27, 2026
Cash transferred at Closing(1)	$15,578
Jetro Restaurant Depot existing debt(2)	5,812
Jetro Restaurant Depot EAUs	92
JRD stock consideration (91.5 million shares at $82.11 per share value)(3)	7,514
Total estimated purchase price	$28,996

(1)	The JRD cash consideration at Closing is reduced by $118 million for the payout of retention bonuses to certain Jetro Restaurant Depot’s directors and employees as of the closing date. Such bonuses are seller expenses that reduce the total JRD cash consideration received by the seller and do not change the total economics to Sysco.

(2)	The pro forma financial statements give effect to the repayment of Jetro Restaurant Depot’s historical debt as of the closing date. However, we may amend, modify, extend, refinance Jetro Restaurant Depot’s historical debt or otherwise alter the terms of or our plans with respect to such debt and the actual treatment may differ from the pro forma presentation.

(3)	The estimated fair value of the JRD stock consideration has been determined based on the volume weighted average, rounded to the nearest one tenth of a cent, of the last reported sale price of Sysco common stock on the New York Stock Exchange as of September 1, 2026.

A change in the market price of Sysco common stock of 10% would increase or decrease the value of the Sysco Holdings common stock to be received by Jetro Restaurant Depot equity holders upon completion of the Transactions as set forth below, with a corresponding increase or decrease in goodwill assigned that will be recorded in connection with the Transactions:

	Percentage change in stock price
(in millions, except per share amounts)	-10%	+10%
Market price per share of JRD stock consideration	$73.90	$90.32
Fair value of JRD stock consideration to be received by Jetro Restaurant Depot equity holders	$6,762	$8,264

Estimated Purchase Price Allocation

The table below represents a preliminary allocation of the total consideration to Jetro Restaurant Depot tangible and intangible assets and liabilities based on Sysco management’s preliminary estimate of their respective fair values as of June 27, 2026:

(in millions)	June 27, 2026
Assets Acquired
Cash and cash equivalents	$283
Restricted cash	42
Accounts receivable, less allowance	11
Inventories	1,010
Prepaid expenses and other current assets	55
Plant and equipment	2,952
Intangibles	10,000
Operating lease right-of-use assets	261
Other assets	18
Total assets acquired	14,632
Liabilities Assumed
Accounts payable	963
Accrued expenses	271
Accrued income taxes	28
Current operating lease liabilities	34
Deferred income taxes	2,805
Long-term operating lease liabilities	246
Other long-term liabilities	17
Total liabilities assumed	4,364

Net assets acquired, excluding goodwill	10,268

Goodwill (consideration transferred above less net assets acquired)	$18,728

Upon completion of the fair value assessment after the mergers, it is anticipated that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

5.	BALANCE SHEET TRANSACTION ACCOUNTING ADJUSTMENTS

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the following adjustments:

(a)	Cash and cash equivalents - Adjustment reflects the following:

(in millions)	June 27, 2026
Cash transferred at the Closing	$(15,578)
Transaction costs settled at the Closing	(191)
Jetro Restaurant Depot EAUs settled at the Closing	(92)
Retention Bonuses	(118)
Net adjustment to cash and cash equivalents	$(15,979)

(b)	Plant and equipment - Adjustment reflects an increase of $1,288 million to the carrying value of Jetro Restaurant Depot’s fixed assets from their recorded net-book values to their preliminary estimated fair values. The valuation approach used in the preliminary assessment of the fair value of property, plant, and equipment was the direct-cost approach. The estimated fair value is expected to be depreciated over the estimated useful lives of the assets, generally on a straight-line basis. The fixed assets acquired with preliminary fair value adjustment estimates consist of the following:

(in millions, except for useful life)	Estimated Remaining Useful Life (in years)	Elimination of Historical Carrying Amount	Estimated Fair Value	Fair Value Adjustment
Land	Indefinite	$(546)	$1,210	$664
Buildings and improvements	30	(617)	1,154	537
Equipment, furniture and fixtures	10	(294)	439	145
Construction in progress	N/A	(58)	63	5
Leasehold improvements	10	(149)	86	(63)
Plant and equipment at cost, less accumulated depreciation		$(1,664)	$2,952	$1,288

(c)	Goodwill - Adjustment reflects the elimination of Jetro Restaurant Depot’s previously existing goodwill and to record goodwill resulting from the mergers. Goodwill is not amortized but rather is assessed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired. Adjustments to goodwill are comprised of the following:

(in millions)	June 27, 2026
Goodwill (as determined in note 4)	$18,728
Removal of Jetro Restaurant Depot’s historical goodwill	(317)
Net adjustment to goodwill	$18,411

(d)	Intangibles - Adjustment reflects an increase of $10,000 million to the fair value of intangible assets. The preliminary fair value of identifiable intangible assets was estimated using methods under the income approach, specifically the relief-from-royalty method for trade names and the multi-period excess earnings method for customer relationships. The intangible assets acquired with preliminary fair value adjustment estimates consist of the following:

(in millions, except for useful life)	Estimated Remaining Useful Life (in years)	Estimated Fair Value
Trade names - Corporate Banners	Indefinite	$2,400
Trade names - Private Labels	13	1,100
Customer relationships	12	6,500
Intangibles, less amortization		$10,000

(e)	Other assets – Adjustment reflects the removal of the fair value of interest rate swaps associated with Jetro Restaurant Depot’s historical debt.

(f)	Accrued expenses - Adjustment reflects $49 million in transfer taxes, representing transaction related taxes incurred in connection with the transfer of ownership interests and assets upon Closing.

(g)	Deferred income taxes – Adjustment reflects $2,819 million of the increase in fixed assets and intangibles from their recorded net-book values to their preliminary estimated fair values, partially offset by $53 million of deferred tax assets related to transaction costs incurred for the Transactions.

(h)	Other long-term liabilities - Adjustment reflects the removal of $92 million related to Jetro Restaurant Depot's long-term EAUs, which will be settled at the Closing.

(i)	Shareholders’ equity - Adjustments to shareholders’ equity are comprised of the following:

(in millions)	Adjustments to Jetro Restaurant Depot Equity(1)	JRD Stock Consideration (2)	Transaction Costs and Transfer Taxes(3)	Retention Bonuses(4)	Total Transaction Accounting Adjustments
Net adjustment to common stock	$-	$92	$-	$-	$92
Net adjustment to paid-in capital	-	7,422	-	-	7,422
Net adjustment to retained earnings (deficit)	1,139	-	(187)	(118)	834
Net adjustment to treasury stock at cost	2,614	-	-	-	2,614
Net adjustment to shareholders’ equity (deficit)	$3,753	$7,514	$(187)	$(118)	$10,962

(1)	Adjustments to Jetro Restaurant Depot Equity: Adjustment reflects the elimination of Jetro Restaurant Depot historical shareholders’ deficit of $4,051 million offset by the increase in retained earnings of $298 million related to LIFO adjustment (see note 3(f)).

(2)	JRD Stock Consideration: 91.5 million shares of Sysco Holdings common stock will be issued to Jetro Restaurant Depot equity holders as part of the JRD merger consideration for an estimated $7,514 million.

(3)	Transaction Costs and Transfer Taxes: Adjustment reflects i) $191 million in estimated transaction costs expected to be incurred by Sysco in connection with the Transactions, offset by $53 million tax benefits associated with the transaction costs and ii) $49 million associated with transfer taxes.

(4)	Retention Bonuses: Adjustment reflects $118 million in retention bonus liabilities payable at Closing.

6.	INCOME STATEMENT TRANSACTION ACCOUNTING ADJUSTMENTS

The Unaudited Pro Forma Condensed Combined Statement of Operations reflects the following adjustments:

(a)

Operating expenses - Adjustment reflects (i) elimination of historical depreciation and amortization expense of Jetro Restaurant Depot and (ii) recognition of depreciation and amortization expense based on the preliminary fair value of acquired property, plant and equipment and identifiable intangible assets.

Depreciation and amortization were calculated using the straight-line method. Depreciation of acquired property, plant and equipment is based on the estimated remaining useful lives of the related assets. Amortization of finite-lived identifiable intangible assets is based on the estimated periods over which the economic benefits are expected to be realized.

(in millions)	Year Ended June 27, 2026
Reversal of Jetro Restaurant Depot’s historical plant and equipment depreciation	$(66)
Depreciation of purchased plant and equipment assets	91
Amortization of purchased identifiable intangible assets	626
Total property and equipment depreciation expense and intangible asset amortization	$651

(b)	Operating expenses - These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods. Adjustment reflects the following:

(in millions)	Year Ended June 27, 2026
Non-recurring transaction costs	$191
Non-recurring retention bonuses	118
Non-recurring transfer taxes	49
Net adjustment to Operating expenses	$358

(c)	Loss on interest rate swaps, net - Adjustment reflects the removal of $6 million of amortization related to Jetro Restaurant Depot’s interest rate swap derivative instruments for the year ended June 27, 2026.

(d)	Income taxes - Adjustment reflects the income tax effect of the purchase accounting adjustments for $1,003 million at the combined statutory tax rate of 27.5%, including a $53 million tax benefit associated with the deferred tax asset related to deductible transaction costs.

(e)	Earnings per share - Adjustment reflects the shares of Sysco Holdings common stock to be issued as part of the JRD Stock Consideration.

7.	OTHER TRANSACTION ACCOUNTING ADJUSTMENTS

Balance Sheet Adjustments

(a)	Cash and cash equivalents - Adjustment reflects the following:

(in millions)	June 27, 2026
Increase in cash for new debt	$20,883
Increase in cash for new equity	1,000
Cash paid for Bridge Facility commitment fee	(48)
Removal of Jetro Restaurant Depot’s historical external debt	(5,812)
Cash and cash equivalents	$16,023

(b)	Prepaid expenses and other current assets - Adjustment reflects the removal of Sysco historical debt issuance costs related to commitment fees for the Bridge Facility of $58 million.

(c)	Accrued expenses - Adjustment reflects a decrease of $33 million for accrued interest related to Jetro Restaurant Depot’s historical debt which is removed as part of the Transactions.

(d)	Current maturities of long-term debt - Adjustment reflects the removal of Jetro Restaurant Depot's historical current portion of long-term debt of $185 million offset by the recognition of the current portion of the new debt proceeds of $2,125 million.

(e)	Long-term debt - Adjustments reflect the following:

(in millions)	June 27, 2026
Proceeds from issuance of debt	$18,875
Debt issuance costs on new borrowings	(117)
Removal of Jetro Restaurant Depot’s existing long-term debt	(4,454)
Long-term debt	$14,304

(f)	Long-term debt – related parties - Adjustment reflects the removal of Jetro Restaurant Depot’s historical related party debt.

(g)	Common stock and paid-in capital - Adjustment reflects the increase in common stock and paid-in capital resulting from Sysco’s issuance of $1 billion of new equity to partially fund the Transactions. Common stock is recorded at a par value of $1 per share, with the remaining proceeds recorded as paid-in capital.

(h)	Retained earnings - Adjustment reflects the commitment fees related to the Bridge Facility. These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods.

Income Statement Adjustments

(i)	Operating expenses - Adjustment reflects the increase to compensation expense by $45 million for the year ended June 27, 2026 related to cash and equity retention awards for Jetro Restaurant Depot’s directors and employees. These awards require the recipients to provide post-Closing service through the applicable vesting dates.

(j)	Interest expense - Adjustment reflects the following:

(in millions)	Year Ended June 27, 2026
Interest expense related to new debt	$1,063
Interest expense related to Term Loan Facility with maturity of 364 days to 2 years and an assumed weighted average annual interest rate of 4.81%	69
Interest expense related to CoBank Facility	38
Amortization of debt issuance costs associated with the issuance of debt to fund the Transactions	11
Unused capacity fees associated with the Credit Facility	4
Removal of Jetro Restaurant Depot's existing interest expense	(157)
Commitment fees related to the Bridge Facility	106
Interest expense	$1,134

Included in Sysco's current maturities of long-term debt and long-term debt at June 27, 2026 is a total of $4 billion of variable rate borrowings related to the Term Loan Facility. A 0.125% change in the variable interest rate would have resulted in a change to pro forma Interest expense of approximately $4 million for the year ended June 27, 2026.

(k)	Interest expense - related parties - Adjustment reflects the removal of historical related party interest expense of $73 million for the year ended June 27, 2026.

(l)	Amortization of deferred financing costs - Adjustment reflects the removal of historical Jetro Restaurant Depot amortization expense related to deferred financing costs of $1 million for the year ended June 27, 2026.

(m)	Income tax expense (benefit) - Adjustments reflect accounting for the income tax effects of the other transaction accounting adjustments at the combined statutory tax rate of 27.5%.

(n)	Earnings per share - Adjustment reflects the issuance of 12,178,785 new Sysco Corporation shares to raise $1 billion to partially fund the Transactions. The number of shares was determined using the last reported sale price of Sysco common stock on the New York Stock Exchange as of September 1, 2026.